UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF

THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2025

Robert Ventures Holdings LLC

Commission File No. 024-12331

Delaware

(State or other jurisdiction of incorporation or organization)

E.I.N.: 88-2522056

2810 N. Church St. #28283

Wilmington, Delaware 19802

Office: (302) 404-6341

Email: ir@robertventures.com

All correspondence:

Arden Anderson, Esq.

Solon Law, PC

550 W. B Street, 4th Floor, #1913

San Diego, CA 92101

arden@solonlaw.com

In this Annual Report on Form 1-K (the “Annual Report”), unless the context otherwise indicates, the terms “the Company,” “we,” “us,” “our,” “RVH,” and similar terms refer to Robert Ventures Holdings LLC, a Delaware limited liability company, and its consolidated subsidiaries KS OBX LLC, a North Carolina limited liability company, and RV Digital LLC, a Delaware limited liability company. Additionally, “Robert Ventures LLC” refers to Robert Ventures LLC, a Delaware limited liability company that serves as the Company's Manager.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report that are forward-looking statements. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “should,” “could,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause our actual results, performance, or achievements to differ materially from any predictions of future results, performance, or achievements that we express or imply in this Annual Report.

These factors include, but are not limited to, those discussed in this Annual Report under Item 1(g), “Business - Risk Factors,” and the risks described in the Robert Ventures Holdings LLC Offering Circular (File No. 024-12331) qualified by the Securities and Exchange Commission on September 27, 2024 (the “Offering Circular”), particularly in the section entitled “RISK FACTORS” thereof.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, regulatory, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law.

Item 1. Business

Overview

Robert Ventures Holdings LLC, a Delaware limited liability company, was formed in May 2022. The Company engages in strategic investments in real estate and digital assets. The Company's strategy involves allocating capital to acquire land, primarily in the Outer Banks region of North Carolina, for the development and construction of entry-level single-family homes, and acquiring digital assets, with an initial focus on Bitcoin (BTC) and Ether (ETH), intended to be held in secure custody solutions.

The Company intends to conduct its operations so that it is not required to register as an investment company under the Investment Company Act of 1940, as amended, primarily by managing the composition of its assets according to the guidelines discussed in the Company’s Offering Circular.

Business Description

Real Estate Operations

Our real estate business consists of buying land in various states and building single family homes on such land. We are initially focused in the Outer Banks region of North Carolina. The Company will focus on buying land and building new homes for the new home entry price points. The price per lot is expected to vary from $75,000 to $250,000 per building site, with a cost to build estimated in the $300,000 to $500,000 range. The target sales price will be in the $500,000 to $800,000 price range when sold. Based on market opportunities there may be sites and homes outside of this price range.

Through buying real estate, developing new homes, and selling them in supply-constrained areas, the sale of assets is intended to periodically provide liquidity events to cover payments and generate returns for the company. The Company may look at other markets where we can create strategic relationships to execute transactions and provide the best value for the portfolio.

We expect to selectively employ leverage to acquire and build our real estate. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of investments is secured debt of between 50% and 85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our real estate assets. We will seek to secure structured leverage that is long term, nonrecourse, non-mark to market financing to the extent obtainable on a cost-effective basis; however, may use floating rate, construction financing and other available loan types as well. Our Manager may from time to time modify our leverage policy in its discretion.

The Company’s subsidiary KS OBX LLC has acquired the following lots on which we intend to build single-family homes. During 2025, 52168 Sportsman Dr, 39192 Cobia Way, 26219 Rampart St, and 41196 Shoals Ct were sold. As of 12/31/2025, construction has been completed on Pony Pasture Dr Lots 4, 8, and 9. Lot 9 is currently listed for sale, and Lots 4 and 8 are expected to be listed shortly.

Properties	Status
0 Mako Ct Avon, NC 27915 - Lot 32	Lot
0 Mako Ct Avon, NC 27915 - Lot 34	Lot
0 Mako Ct Avon, NC 27915 - Lot 35	Lot
0 Mako Ct Avon, NC 27915 - Lot 36	Lot
0 Pony Pasture Dr Avon, NC 27915 - Lot 11	Lot
0 Pony Pasture Dr Avon, NC 27915 - Lot 12	Lot
0 Pony Pasture Dr Avon, NC 27915 - Lot 13	Lot
0 Pony Pasture Dr Avon, NC 27915 - Lot 4	Completed
0 Pony Pasture Dr Avon, NC 27915 - Lot 8	Completed
0 Portside Dr Avon, NC 27915 - Lot 28	Lot
0 Portside Dr Avon, NC 27915 - Lot 29	Lot
0 Portside Dr Avon, NC 27915 - Lot 39	Lot
0 Portside Dr Avon, NC 27915 - Lot 40	Lot
0 Portside Dr Avon, NC 27915 - Lot 41	Lot
0 Portside Dr Avon, NC 27915 - Lot 43	Lot
0 Portside Dr Avon, NC 27915 - Lot 47	Lot
0 Portside Dr Avon, NC 27915 - Lot 48	Lot
41050 Portside Dr Avon, NC 27915 - Lot 50	Lot
41159 Lakeside Dr Avon, NC 27915 - Area 21	Lot
41161 Keel Ct Avon, NC 27915 - Lot 901	Lot
41199 Lakeside Dr Avon, NC 27915 - Area 1	Lot
0 Pony Pasture Dr Avon NC 27915 - Lot 9	For Sale
0 Buccaneer Dr Frisco NC 27936	Lot
0 Pony Pasture Dr, Avon, NC 27915 - Lot 14	Lot

Digital Asset Operations

To facilitate this approach, the Company has primarily invested in Bitcoin (BTC) and Ether (ETH). As disclosed in the Form 1-A, the Company analyzed both Bitcoin and Ether under the Howey test and determined they are not securities. This position has been confirmed at the federal level: on March 17, 2026, the SEC and CFTC jointly issued a token taxonomy framework that formally classified Bitcoin, Ethereum, and fourteen other digital assets as digital commodities, not securities, under federal law. The Company intends to evaluate any additional digital assets under the policies and procedures described below and in light of the SEC/CFTC framework before making future acquisitions.

The Company has established policies and procedures to guide it in underwriting the acquisition of digital assets, including any interest arising from any delegated staking program in which the Company participates, and the Company does not intend to acquire digital assets it determines are securities or participate in any delegated staking program if such interests arising from such a program are securities. Following the issuance of the SEC/CFTC token taxonomy in March 2026, the Company also considers whether an asset has been classified as a digital commodity, digital collectible, digital tool, stablecoin, or digital security under the federal framework. This process is integral to our compliance and risk management protocols, ensuring adherence to regulatory standards and safeguarding against legal uncertainties. The following steps are an overview of our policies and procedures we take to underwrite each digital asset.

1.White Paper Review: The Company will review each potential digital asset’s whitepaper to understand the crypto’s technological underpinnings, to be better informed about the functionality of the asset.

2.Legal and Regulatory Review: We conduct a thorough annual review of available legal and regulatory guidance pertaining to the crypto asset in question and any delegated staking programs in which we participate. This includes, but is not limited to, scrutinizing public statements, enforcement actions, and guidance issued by regulatory bodies, particularly the Securities and Exchange Commission (SEC) and the Commodity Futures Trading Commission (CFTC), and reviewing judicial opinions and interpretive frameworks such as the joint SEC/CFTC token taxonomy issued in March 2026. The Company utilizes news aggregation services to stay apprised of new developments.

3.Howey Test: Central to our evaluation is the application of the criteria established by the Howey Test, which serves as the predominant standard for determining whether a transaction represents an investment contract and, consequently, a security. Our legal team assesses whether the arrangement involves an investment of money in a common enterprise with a reasonable expectation of profits predominantly from the efforts of others.

4.Consultation with Legal Counsel: Recognizing the complexities inherent in this determination, if and when we decide to acquire digital cryptocurrency assets or participate in a delegated staking program, we will engage with external legal counsel specializing in securities law and the cryptocurrency. Counsel will provide an independent assessment, which will further guide our analysis.

5.Ongoing Monitoring and Reassessment: Given the evolving nature of the regulatory landscape, our commitment doesn’t cease following the initial determination. We continuously monitor for new developments that could impact the status of assets we hold or consider for transactions. Any significant regulatory announcements, court rulings, or changes in the asset's structure or operation will prompt a reevaluation of its status.

Although Bitcoin and Ether have been classified as digital commodities (not securities) under the March 2026 SEC/CFTC framework, the Company maintains its conservative asset allocation policy and limits investment in digital assets and any other securities such that investment in all securities by the Company is limited to under 40%, and will sell or otherwise adjust its holdings as necessary to remain under 40%, or structure its investments such that at least 55% of its assets are comprised of interests in real estate, also known as “qualifying interests,” and at least another 25% of its assets are additional qualifying interests or real estate-type interests, with no more than 20% of its assets comprised of miscellaneous assets. The Company will review its holdings on an annual basis. These measures are crucial for maintaining legal integrity and investor confidence as we expand our digital asset portfolio. In line with the investment strategy and to maintain clarity in our operational model, the Company currently does not engage in, nor does it intend to engage in, the lending of any cryptocurrency assets that we acquire or hold. The Company will also not accept cryptocurrencies as a form of payment.

Robert Ventures has strategically chosen BitGo as the custodian for its digital assets, a decision driven by BitGo's industry-leading approach to security, compliance, and risk mitigation. As a pioneer in digital asset financial services, BitGo has established robust security measures, ensuring that our assets are not only stored with state-of-the-art security but are also compliant with prevailing regulations.

In our strategic approach to enhancing asset profitability, we may engage in a yield-generating activity known as “staking,” a process that not only contributes to the security and efficiency of the blockchain network but also generates potential returns for our investment portfolio. This procedure involves allocating a portion of our cryptocurrency holdings for network validation processes, such as transaction verification and block creation, in exchange for staking rewards.

Our staking operations will be conducted on Bitgo. The decision to stake through BitGo is influenced by several factors, including but not limited to the availability of specific staking services, the projected yields, and our overarching strategy for risk diversification within our investment portfolio.

Staking Process on BitGo:

1.Asset Selection for Staking: We currently stake solely Ether (ETH). The choice depends on various factors, including the asset’s (Ether) market performance, security, and the expected Annual Percentage Yield (APY).

2.Initiating the Staking Request: To stake our assets, we initiate a staking-request transaction. This process involves sending one or more delegation transactions that transfer our digital assets to a network validator. It’s important to note that these transactions are subject to our enterprise and wallet policies, requiring all necessary approvals and signatures before BitGo proceeds.

3.Asset Delegation: Upon successful transaction approval, our assets are delegated to the validator’s staking wallet, either being locked or transferred, based on the specific staking protocol of the involved cryptocurrency.

4.Earning Rewards: Following the successful validation of the staked assets, we begin to accrue rewards calculated on an APR basis. These rewards represent the revenue generated from our staked investments.

5.Unstaking and Reward Claims: If we decide to unstake our assets, the process involves creating an unstaking-request transaction. Depending on the cryptocurrency’s specific protocol, there might be a cooldown period before the assets are released. Furthermore, claiming the earned rewards necessitates a separate rewards-claim transaction.

6.Obligations and Counterparties: Throughout this process, our primary counterparty is BitGo, and by extension, the network validators to whom our assets are delegated. Our obligations include adherence to the terms stipulated in the staking contract signed with BitGo, ensuring compliance with all requisite security measures, and maintaining the integrity of our investment operations.

When engaging in staking activities with BitGo, clients enter into a contractual agreement that outlines specific obligations. These include compliance with all set wallet policies, like address whitelisting, transaction limits, and user roles, which are designed to create an extra layer of safety for digital assets.

Recent Developments

During the fiscal year ended December 31, 2025, the Company continued to execute its real estate strategy in the Outer Banks, NC. The Company sold one lot and completed construction on three properties (26219 Rampart St, 39192 Cobia Way, 52168 Sportsman Dr, and 41196 Shoals Ct) for total proceeds of $1,344,440. The Company also invested $1,044,256 in maintenance, construction and development costs on its remaining properties. Construction was completed on Pony Pasture Dr Lots 4, 8, and 9, with Lot 9 currently listed for sale and Lots 4 and 8 expected to be listed shortly. No new lots were acquired during the year. Farrell and Family Construction LLC continued to serve as the general contractor.

During 2025, the Company commenced its digital asset investment program, purchasing $704,812 in Bitcoin (BTC), Ethereum (ETH), and Gas Station Network Token (GST). All digital assets are held in custody with BitGo. The Company actively stakes its Ethereum holdings and earned $3,860 in staking income and other rebates during the year. As of December 31, 2025, the Company’s digital asset portfolio had a fair market value of $688,933, reflecting a net unrealized loss of $15,879 from market value changes. In accordance with ASU 2023-08, the Company measures digital assets at fair value with changes recognized in earnings.

Employees

As of December 31, 2025, the Company had no direct employees and remained entirely reliant on the operational and management services provided by its Manager, Robert Ventures LLC.

Legal Proceedings

As of December 31, 2025, the Company was not a party to any material pending legal proceedings, nor was the Company aware of any such proceedings contemplated by governmental authorities.

Competition

The Company competes with various entities in its operational areas. In real estate, this includes other developers and home builders active in the Outer Banks market, particularly those focused on similar price points. In seeking investment capital through its Bond offering, the Company competes with a wide range of alternative investment platforms offering debt securities, yield-focused products, real estate investments, and digital asset exposure. The Company believes its competitive position is supported by its specific geographic focus in real estate and its differentiated strategy combining real estate development with digital asset investment opportunities.

Government Regulation

The Company’s real estate business is subject to multiple laws, including regulations applicable to ownership and construction of properties. Regulations may vary from jurisdiction to jurisdiction and from state to state. In any jurisdictions or states in which we operate, we may be required to obtain licenses and permits to conduct business.

With regards to our digital assets, the regulation of cryptocurrencies is uncertain. To the extent that any cryptocurrency is classified as a security, its purchase and sale would be governed by the federal and state securities laws. To the extent that any cryptocurrency is classified as a commodity, its purchase and sale could be governed by the commodities trading laws.

While the Company will use its best efforts to comply with all laws, including federal, state, and local laws and regulations, claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities. These legal actions could expose the Company to significant damages, legal fees or other penalties that would adversely affect the Company and its ability to distribute income to Investors.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s best judgment and assumptions believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Overview

This discussion analyzes the financial condition and results of operations of Robert Ventures Holdings LLC and its subsidiaries for the fiscal year ended December 31, 2025, compared to the fiscal year ended December 31, 2024. The Company is in the development stage, focusing on real estate development and digital asset investments.

Results of Operations

•Comparison of Fiscal Year Ended December 31, 2025, to Fiscal Year Ended December 31, 2024

oRevenues: Total revenue was $167,203 for the fiscal year ended December 31, 2025, compared to $(4) for the fiscal year ended December 31, 2024. Revenue in 2025 consisted of net realized gains on sale of real estate investments of $183,082, partially offset by net unrealized losses on digital assets of $15,879. The Company commenced both real estate sales and digital asset acquisitions during 2025.

oOther Income: Total Other Income was $3,860 for the fiscal year ended December 31, 2025, compared to $0 for the fiscal year ended December 31, 2024. Other Income in 2025 consisted of staking income, rebates, and other income generated from the Company’s digital asset operations.

oOperating Expenses: Total Operating Expenses were $386,902 for the year ended December 31, 2025, increasing from $123,090 for the prior year. The increase was principally driven by: (i) Advertising and promotion expenses of $187,985 (up from $21,045) reflecting expanded marketing of the Company’s bond offering and real estate operations; (ii) Contract labor of $123,324 (up from $73,758) for ongoing website, systems development, and sales support; (iii) Dues and subscriptions of $34,051 (up from $13,970) for software platforms; (iv) Legal and professional fees of $19,845 (up from $4,325); (v) Property taxes of $7,786; (vi) Storage fees for digital assets of $12,612 (a new expense category in 2025 reflecting digital asset custody costs); (vii) Bank service charges of $1,200; and (viii) Web services of $99.

oOther (Expense):Total Other (Expense) was $237,272 for the year ended December 31, 2025, compared to $243,064 in the prior year. This consisted of: (i) Amortization expense of $32,608 (down from $54,498 in 2024), reflecting the completion of amortization on certain deferred offering costs; and (ii) Interest expense of $204,664 (up from $188,566 in 2024), driven by higher outstanding debt balances including significant bond issuances and the new Valiant Builder Finance loan. No realized losses on investments were recorded in 2025.

oNet Loss: The Company’s Net Loss increased to $453,111 for the fiscal year ended December 31, 2025, from $366,158 for the fiscal year ended December 31, 2024. The Net Loss Attributable to the Parent was $317,177 in 2025, and the Net Loss Attributable to the Noncontrolling Interest was $135,934 in 2025. The increase in net loss reflects higher operating expenses associated with the Company’s expanded operations, partially offset by $167,203 in revenue from investment activities.

Liquidity and Capital Resources

As of December 31, 2025, the Company had $27,795 in cash and cash equivalents, compared to $185,622 as of December 31, 2024. The Company had a working capital deficit (defined as current assets less accounts payable and amounts due to related parties) as of December 31, 2025. The net decrease in cash during the year ended December 31, 2025, resulted from net cash used in operating activities of $202,774 and net cash used in investing activities of $404,628, partially offset by net cash provided by financing activities of $449,575. Financing inflows were composed of proceeds from long-term debt of $1,498,994, an increase in member interest of $121,214, partially offset by retirement of long-term debt of $1,170,633. Cash used in investing activities primarily represented funds deployed for real estate acquisition and development ($1,044,256) and digital asset purchases ($704,812), partially offset by proceeds from the sale of real estate investments of $1,344,440.

The Company is currently dependent on external financing. Primary sources of funding during 2025 were proceeds from the sale of bonds and other long-term debt ($1,498,994), member interest contributions ($121,214), and proceeds from real estate sales ($1,344,440). Funds were used to retire existing debt ($1,170,633), acquire digital assets ($704,812), fund continued real estate development ($1,044,256), and cover operating expenses. The Company is raising capital through the sale of bonds through its Regulation A offering as a method to fund its investments. For the next twelve months, the Company expects the ongoing Regulation A bond offering to be its primary source of liquidity. Funds remaining under an existing debt facility were fully drawn subsequent to year-end. The Company anticipates generating operational cash flow in 2026 from planned sales of completed real estate projects and potential income from staking digital assets (acquisitions started in early 2025). Anticipated primary uses of cash in the next twelve months include funding ongoing real estate construction, initiating digital asset purchases, servicing existing debt (interest payments), covering operating costs, and maintaining reserves for potential Bond redemptions as lock-up periods began to expire in late 2025.

The Company has significant debt obligations. As of December 31, 2025, notes payable totaled $1,493,633 (down from $2,218,266 in 2024) and bonds payable totaled $1,189,994 (up from $137,000 in 2024). The Company retired two Valiant Builder Finance loans and a Patricia Midgett loan during 2025 and entered into a new Valiant Builder Finance loan of $446,000 (maturing March 3, 2026). The deed of trust facility was fully drawn at $1,000,000 during the year, with $500,000 repaid. Subsequent to the balance sheet date, the Valiant Builder Finance loan of $446,000 matured on March 3, 2026 and was extended for an additional three months. Details are provided in Note 5 to the Consolidated Financial Statements.

The Company commenced offering and selling its Bonds pursuant to its qualified Regulation A Offering Circular (File No. 024-12331) in October 2024. As of December 31, 2025, the Company had issued and  outstanding Bonds with a carrying amount of $1,189,994 (including accrued interest on compound bonds), representing an aggregate principal balance of $1,143,510. The bonds have a stated maturity date of ten years from the date of issuance but are subject to a lockup period during which investors cannot redeem their investment. Following the expiration of the lockup period, which generally ranges from one to three years, investors may request redemption subject to the terms of the offering circular and the Company’s liquidity provisions. The Company issues bonds in two formats: Simple Interest Bonds (interest paid monthly at 8.00% to 10.00%) and Compound Interest Bonds (interest compounded monthly at 8.00% to 10.00%, with principal and accrued interest payable at redemption). On December 31, 2025, aggregate principal balances on the bonds payable totaled $1,143,510. These Bonds represent unsecured obligations of the Company with terms further described in the Offering Circular and the Notes to the Consolidated Financial Statements included herein.

As discussed further in Note 8 to the Consolidated Financial Statements, the Company's limited operating history, accumulated deficit, significant debt, and reliance on external financing raise substantial doubt about its ability to continue as a going concern for twelve months from the financial statement issuance date. Management's plan relies heavily on successfully raising capital through the ongoing Bond offering and initiating revenue generation. While management believes these plans provide a basis for sufficient liquidity, realization is dependent on future events, particularly the success of the capital raise. The financial statements do not include any adjustments related to this uncertainty.

Trend Information:

Key trends impacting the Company include Outer Banks real estate market conditions (currently softening), digital asset market volatility and regulation, and prevailing interest rates affecting borrowing costs and bond attractiveness.

Inflation and Interest Rates: While rates of inflation have shown signs of moderation from recent peaks, persistently elevated costs continue to impact the economy and the Company's operations. This is particularly evident in the costs of construction materials and labor, which can affect the profitability of our real estate development projects. Furthermore, the higher interest rate environment maintained by the Federal Reserve throughout much of the reporting period, while potentially stabilizing, continues to influence borrowing costs. This impacts the Company directly through interest expense on its variable-rate debt obligations and indirectly by affecting the affordability and financing capacity of potential homebuyers in our target markets.

Housing Supply and Real Estate Market Conditions: The broader US housing market has continued to experience fluctuations influenced by interest rate and inflation trends, leading to reduced affordability and transaction volumes in some areas. In our primary market of the Outer Banks, NC, sales activity has slowed compared to previous years and home prices have softened from recent highs. In response, the Company is actively working with its general contractor, Farrell and Family Construction LLC, to reduce construction costs on new homes we start. We believe a key mitigating factor in our specific niche (Hatteras Island, entry-level new construction) is the persistent lack of housing supply, particularly for homes priced under $650,000. While market conditions require careful management of construction costs and pricing strategies, we believe this supply constraint continues to support demand for the type of properties we are developing.

Digital Asset Regulatory Landscape: The regulatory environment for digital assets underwent a significant shift during 2025 and early 2026. In January 2025, the SEC formed a Crypto Task Force and rescinded Staff Accounting Bulletin 121 (replacing it with SAB 122), removing barriers to institutional crypto custody. Throughout 2025, the SEC dismissed enforcement actions against major digital asset platforms and shifted to a framework-based approach. In March 2026, the SEC and CFTC jointly issued a formal token taxonomy establishing five categories of digital assets and declaring that most crypto tokens are not securities. These developments have generally created a more favorable regulatory environment for digital asset businesses; however, the framework continues to evolve, and future changes in securities, commodities, custody, tax, or accounting requirements could affect how the Company acquires, holds, stakes, or disposes of digital assets. The Company continues to monitor regulatory developments and will adjust its practices as needed to remain compliant.

The Company has a limited operating history to establish internal trends.

Contingent Liabilities

As of December 31, 2025, the Company had no material contingent liabilities.

Income Taxes

The Company is treated as a partnership entity for federal and state income tax purposes and generally does not incur entity-level income taxes. Tax liabilities and benefits pass through to its members.

Significant Accounting Policies

A summary of the Company's significant accounting policies is included in Note 2 to the Consolidated Financial Statements included in Item 7 of this Annual Report.

Item 3. Directors and Officers

We are managed by our Manager, Robert Ventures LLC.  The following table provides information on the manager of our Manager:

Name	Age	Positions	Term of Office
Joseph Robert	43	Manager of our Manager	April 6, 2020 - Present

Joseph Robert. Joseph Robert is the manager of our Manager.  Joe has over 20 years of asset management experience. Over the past 10 years, Joe has invested in over 200 residential and commercial properties, and over $165mm AUM of residential mortgages. Over the last five years, he has made numerous investments into the tech sector that included providing venture capital and acquiring digital assets that provided exposure to the growing digital economy. He is expected to devote full time to Company operations.

Neither our Manager nor its manager has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●

had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Our Manager has not received any compensation to date and we do not intend to pay compensation in the future. The manager may take distributions of profits after payments to bond holders.

Item 4. Security Ownership of Management and Certain Securityholders

As of April 24, 2026, the beneficial ownership of the Company’s Membership Interests (equity) was: 99% held directly by Joseph Robert and 1% held directly by RVLP LLC, with Joseph Robert being the sole 100% owner of RVLP LLC. Robert Ventures LLC, the Manager, holds no direct Membership Interests.

Item 5. Interest of Management and Others in Certain Transactions

Other than the transactions described below, there were no transactions during the fiscal years ended December 31, 2025 and December 31, 2024, nor are there any currently proposed transactions, to which the Company or its subsidiaries was or is to be a participant and the amount involved exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any director, officer, manager, promoter, principal securityholder, or any immediate family member of the foregoing persons had or will have a direct or indirect material interest.

•During the fiscal year ended December 31, 2025, the net amount of such operating expenses incurred by the Manager and accrued by the Company was $203,305. As of December 31, 2025, the total amount due to Robert Ventures LLC for cumulative incurred expenses was $444,614. Robert Ventures LLC is considered a related party as it serves as the Manager of the Company, and Joseph Robert, the sole manager of Robert Ventures LLC, is the indirect controlling person of the Company.

•A loan previously owed by the Company to Joseph Robert, the manager of the Company's Manager, which had a balance of $2,000 as of December 31, 2023, was repaid in full during the fiscal year ended December 31, 2024. There was no outstanding balance due to Joseph Robert as of December 31, 2024.

•The Company has an outstanding note payable to Mark Robert, the brother of Joseph Robert. The outstanding principal balance of this note payable remained unchanged at $195,487 throughout the fiscal year ended December 31, 2025. No principal repayments or interest payments were made on this note during 2025. Accrued interest is included in the principal balance due at maturity. Mark Robert is considered a related party due to his familial relationship with Joseph Robert. See Note 5 to the Consolidated Financial Statements for further details on the note terms.

•Mark Robert, sole member and manager of Elk Renovations LLC, holds a 30% noncontrolling equity interest in the Company's consolidated subsidiary, KS OBX LLC. This ownership interest remained unchanged during the December 31, 2025 fiscal year.

Item 6. Other Information

N/A

Item 7. Financial Statements

Robert Ventures Holdings LLC

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

INDEPENDENT AUDITOR’S REPORT

To the Managing Member(s)

Robert Ventures Holdings LLC:

Opinion

We have audited the consolidated financial statements of Robert Ventures Holdings LLC, which comprise the consolidated balance sheet as of December 31, 2025 and the related consolidated statements of income, cash flows, and changes in shareholders' equity, for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Robert Ventures Holdings LLC as of December 31, 2025, and the results of its consolidated operations and its consolidated cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

We previously audited the financial statements of Robert Ventures Holdings LLC as of December 31, 2024 and the year then ended and we expressed an unmodified opinion on those financial statements in our report dated April 23, 2025. In our opinion, the comparative information presented herein as of December 31, 2024 and for the year then ended, is consistent, in all material respects, with the audited financial statements from which it has been derived.

Basis of Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor's Responsibilities for the Audit of the Financial Statements” section of our report. We are required to be independent of Robert Ventures Holdings LLC in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission, and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

As discussed in Note 8 to the consolidated financial statements, certain conditions indicate that Robert Ventures Holdings LLC may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified in respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles (GAAP); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Robert Ventures Holdings LLC ’s ability to continue as a going concern for a period of one year from the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

➢Exercise professional judgment and maintain professional skepticism throughout the audit.

➢Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

➢Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Robert Ventures Holdings LLC ’s internal control. Accordingly, no such opinion is expressed.

➢Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

➢Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Robert Ventures Holdings LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.

Allen, Texas March 10, 2026

Robert Ventures Holdings LLC

Consolidated Balance Sheet

As of December 31, 2025 and 2024

	12-31-2025	12-31-2024
ASSETS
Cash and cash equivalents	$27,795	$185,622
Other assets	428	749
Deferred costs - net of amortization	-	32,608
Digital assets, at fair market value	688,933	-
Real estate investments	2,359,952	2,660,136
Total assets	$3,077,108	$2,879,115

LIABILITIES
Accounts payable	$4,389	$6,164
Due to related parties	444,614	241,309
Bonds payable	1,189,994	137,000
Notes payable	1,493,633	2,218,266
Total liabilities	$3,132,630	$2,602,739

Members' Interest
Members' interest attributable to Parent	$607,584	$522,734
Retained earnings (deficit) attributable to Parent	(646,481)	(329,304)
Total members' interest attributable to Parent	$(38,897)	$193,430
Members' interest attributable to Noncontrolling Interest (NCI)	$119,309	$205,655
Retained earnings (deficit) attributable to Noncontrolling Interest (NCI)	(135,934)	(122,709)
Total members' interest attributable to Noncontrolling Interest (NCI)	$(16,625)	$82,946
Total Members' Interest	$(55,522)	$276,376
Total liabilities and Members' Interest	$3,077,108	$2,879,115

See accompanying footnotes and auditor’s report

Robert Ventures Holdings LLC

Consolidated Statement of Income

For the years ended December 31, 2025 and 2024

	2025	2024
REVENUE
Net realized gains on sale of other investments	$183,082	$(4)
Net unrealized gain (loss) on digital assets	(15,879)	-
Total revenue	$167,203	$(4)
Advertising and promotion	$187,985	$21,045
Bank service charges	1,200	63
Contract labor	123,324	73,758
Dues and subscriptions	34,051	13,970
Legal and professional fees	19,845	4,325
Property taxes	7,786	9,929
Storage fees (digital assets)	12,612	-
Web services	99	-
Total operating expenses	$386,902	$123,090

Operating income (loss)	$(219,699)	$(123,094)
OTHER INCOME
Staking income, rebates and other income	$3,860	-
Total other income	$3,860	$-
OTHER (EXPENSE) Amortization expense	$(32,608)	$(54,498)
Interest expense	(204,664)	(188,566)
Total other (expense)	$(237,272)	$(243,064)

Net income (loss)	$(453,111)	$(366,158)

Net income attributable to Parent	$(317,177)	$(256,311)
Net income attributable to Noncontrolling Interest (NCI)	$(135,934)	$(109,847)

See accompanying footnotes and auditor's report

Robert Ventures Holdings LLC

Consolidated Statement of Cash Flows

For the years ended December 31, 2025 and 2024

	2025	2024

Cash flows from operating activities
Net income (loss)	$(453,111)	$(366,158)

Adjustments to reconcile Change in net assets to net cash provided by operating activities:
Amortization expense	32,608	54,498
Net unrealized loss on digital assets	15,879	-
Decrease (increase) in other assets	321	1,858
Decrease (increase) in deferred costs	-	(48,773)
Increase (decrease) in due to accounts payable	(1,776)	(8,459)
Increase (decrease) in due to related parties	203,305	157,194
Net cash provided (used) by Operating activities	$(202,774)	$(209,840)

Cash flows from investing activities
Proceeds from sale of real estate investments	$1,344,440	$-
Additions to real estate investments	(1,044,256)	(964,233)
Additions to digital assets	(704,812)	-
Net cash provided (used) by investing activities	$(404,628)	$(964,233)

Cash flows from financing activities

Increase (decrease) in member interest	$121,214	$-
Proceeds from long term debt	1,498,994	-
Retirement in long term debt	(1,170,633)	1,286,213
Net cash provided (used) by Financing activities	$449,575	$1,286,213

Net increase (decrease) in cash	$(157,827)	$112,140

Cash at beginning of year	$185,622	$73,482

Cash at end of year	$27,795	$185,622

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$161,543	$188,566

See accompanying footnotes and auditor's report

Robert Ventures Holdings LLC

Consolidated Statement of Changes in Members' Interest
For the years ended December 31, 2025 and 2024

For the year ended December 31, 2025

Description	Parent	Retained Earnings	Total Members' Interest Attributable to Parent	Noncontrolling Interest	Total

Members' Interest at December 31, 2024	$522,734	(329,304)	$193,430	82,946	$276,376
Changes in ownership interest	84,850	-	$84,850	36,363	121,213
Net income (loss)	-	(317,177)	($317,177)	(135,934)	(453,111)
Members' Interest at December 31, 2025	$607,584	$(646,481)	$(38,897)	$(16,625)	$(55,522)

For the year ended December 31, 2024

Description	Parent	Retained Earnings	Total Members' Interest Attributable to Parent	Noncontrolling Interest	Total

Members' Interest at December 31, 2023	$522,734	(72,993)	$449,741	192,793	$642,534
Changes in ownership interest	-	-	$-	-	-
Net income (loss)	-	(256,311)	($256,311)	(109,847)	(366,158)
Members' Interest at December 31, 2024	$522,734	$(329,304)	$193,430	$82,946	$276,376

See accompanying footnotes and auditor's report

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

1.Nature of Operations

Robert Ventures Holdings LLC (the “Company”) was established in May 2022 in the state of Delaware. Dedicated to strategic investments in digital assets and real estate, the company plans to allocate between thirty and seventy percent of its raised funds into real estate, focusing initially on the Outer Banks area of North Carolina. The Company's real estate strategy involves purchasing land and constructing new homes, particularly targeting the entry-level market, with an expected project duration of approximately ten months from obtaining building permits to selling the completed property. In addition to real estate, Robert Ventures is committed to investing in digital assets, with plans to hold these investments over several years and secure them in custody solutions. The proportion of capital dedicated to digital assets (crypto) will also range from thirty to seventy percent, contingent on market opportunities and the Company's internal risk assessment at specific price points, utilizing its bespoke models to identify prime purchasing periods. The consolidated financial statements represent the financial statements of the parent, Robert Ventures Holdings LLC, and its subsidiaries, RV Digital LLC and KS OBX LLC. The subsidiary, KS OBX LLC, was acquired by Robert Ventures Holdings LLC in 2023.

2.Significant Accounting Policies

a.Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”). The Company has adopted a calendar year-end.

b.Cash & Cash Equivalents

Cash & cash equivalents include cash in bank accounts and highly liquid debt instruments purchased with an original maturity of three months or less.

c.Startup Costs

In accordance with GAAP, the Company classifies its startup costs into two categories: (a) organization costs and (b) deferred offering costs. Organization costs are expensed as incurred and deferred offering costs, which consist of certain costs incurred in connection with investment offering, are capitalized and amortized over a 12-month period. For the years ended December 31, 2025 and 2024, the Company incurred $0 and $48,773 in deferred costs, respectively, and no organization costs for both years. For those same periods, the Company recognized amortization expense related to the deferred costs of $32,608 and $54,498, respectively.

d.Concentration of Credit Risk

The Company maintains cash with a U.S. based financial institution. The Federal Deposit Insurance Corporation (FDIC) insures the total deposits at this institution up to $250,000 per depositor.

e.Property, Plant, & Equipment

The Company follows the practice of capitalizing all expenditures for property, furniture, fixtures, equipment, and leasehold improvements in excess of $5,000. The Company did not have any property, plant, and equipment as of December 31, 2025 and 2024. Depreciation of all such items is computed on a straight-line basis over the estimated useful lives of the assets which generally are as follows:

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

Buildings	39 years
Building improvements	15- 39 years
Furniture and equipment	5 – 7 years
Software	5 years
Vehicles	5 years
Leasehold improvements	life of lease or useful life (whichever is shorter)

For the years ended December 31, 2025 and 2024, the Company only maintained real estate held as available-for-sale (investments) and as such were not subject to depreciation. Refer to footnotes 3 and 4 regarding these real estate investments.

f.Other Assets

Other assets primarily consist of an earnest money and utility deposits. As of December 31, 2025 and 2024, other assets totaled $428 and $749, respectively.

g.Income Taxes

The Company is an LLC that is treated as a partnership for federal and state income tax purposes. Consequently, all earnings are passed through to the members and any resulting Federal and/or State income taxes are assessed and paid by the members on their individual tax returns. Accordingly, as of December 31, 2025 and 2024, the Company made no provision for income taxes in the accompanying financial statements. The Company addresses uncertain tax positions in accordance with ASC Topic 740, Income Taxes, which provides guidance on the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Management has not identified the existence of any uncertain tax positions.

h.Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles at times requires the use of management’s estimates. Actual results could vary from these estimates.

i.Advertising Costs

The Company expenses advertising costs as they are incurred. The Company incurred $187,985 and $21,045 of advertising expenses for the years ended December 31, 2025 and 2024.

j.Related Party Transactions

The Company occasionally incurs expenses that are paid by the Company’s manager, a related entity. Consequently, as of December 31, 2025 and 2024, the Company recorded $444,614 and $241,309 in Due to Related Parties liability, respectively, in the accompanying consolidated balance sheet.

Additionally, as of December 31, 2025 and 2024, the Company owed $195,487 to Mark Robert, the CEO’s brother. The Due to Related Parties liability does not have stated repayment terms, but the terms of the related party loan owed to Mark Robert is noted in Note 5.

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

k.Subsequent Events

Management has evaluated subsequent events through March 10, 2026, the date the financial statements were available to be issued, in accordance with ASC 855, Subsequent Events. Subsequent to year-end, the Company’s Valiant Builder Finance loan, which had an outstanding balance of $446,000 and a contractual maturity date of March 3, 2026, reached its maturity date. After the maturity date, the Company paid an extension fee equal to 0.5% of the outstanding loan balance to extend the maturity of the loan for an additional three months. The loan, therefore, remains outstanding as of the report date and is expected to mature in June 2026, unless further extended or repaid. Other than the matter described above, management is not aware of any subsequent events that would require recognition or disclosure in the financial statements.

l.Members’ Capital Structure

The Company is organized as a limited liability company that is owned by members. The members are allocated ownership by being provided membership interests. As of December 31, 2023, the Company has issued membership interests to the founders. The Company is pursuing offerings pursuant to Regulation A (“Reg A”) under the Securities Act and is selling bonds\debt instruments directly to investors and not through registered broker-dealers who are paid commission. The maximum amounts that can be raised through Reg A (Tier 2) offerings are $75,000,000 in a 12-month period, respectively.

m.Noncontrolling Interest Nature and Ownership

For the years ended December 31, 2025 and 2024, the Company consolidates the financial results of KS OBX, LLC subsidiary, in which it holds a 70% ownership interest. The remaining 30% is owned by an external noncontrolling member. The noncontrolling interest represents the portion of equity in the KS OBX, LLC subsidiary that is not attributable, directly or indirectly, to the parent company.

Significant Transactions

There were no significant transactions between the Company and KS OBX, LLC subsidiary or between KS OBX, LLC subsidiary and its noncontrolling members that impacted the equity interests of the noncontrolling members after acquisition.

n.Applicable Revenue Standard

On May 28, 2014, the FASB issued a new revenue standard, ASC 606, Revenue from Contracts with Customers which replaced various GAAP revenue recognition requirements and provided a single revenue recognition model or framework for recognizing revenue from contracts with customers. Since the new revenue standard is effective for these periods, the Company has adopted the revenue standard and as such has taken into account the recognition of revenue when or how a performance obligation is met.

3.Investments

Investments as of December 31, 2025 and 2024, consisted of the following:

12-31-2025
Real estate investments	$2,359,952
Digital assets	688,933
$3,048,885
12-31-2024
Real estate investments	$2,660,136

$2,660,136

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

4.Fair value measurements

The Company measures certain financial assets at fair value in accordance with ASC 820, Fair Value Measurement, which establishes a framework for measuring fair value and a hierarchy that prioritizes the inputs used in valuation techniques.

The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable inputs. The three levels of the hierarchy are defined as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

Level 2 – Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs for the asset or liability that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

As of December 31, 2025, the Company’s investments measured at fair value consist of digital assets, including Bitcoin and Ethereum. These assets are classified within Level 1 of the fair value hierarchy because their fair values are based on quoted prices in active markets on digital asset exchanges, which represent observable market inputs. The Company did not have any digital assets as of December 31, 2024.

The Company also owns real estate investments, which are recorded at historical cost and evaluated for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with ASC 360, Property, Plant, and Equipment. Because these real estate investments are not measured at fair value on a recurring basis, they are not included in the fair value hierarchy table below. Any fair value measurements related to real estate would occur only on a nonrecurring basis, such as when an impairment is recognized, and would generally be classified within Level 3 of the fair value hierarchy.

The Company’s assets measured at fair value on a recurring basis as of December 31, 2025 were as follows:

12-31-2025

	Level 1	Level 2	Level 3	Total
Digital assets	688,933	-	-	688,933
	$688,933	$-	$-	$688,933

4.Fair value measurements

Investment returns for the years ended December 31, 2025 and 2024, consists of the following:

For the year ended December 31, 2025

Net realized gains (losses)	$183,082
Net unrealized gains (losses)	(15,879)
$167,203

For the year ended December 31, 2024

Net realized gains (losses)	$(4)
Net unrealized gains (losses)	-
$(4)

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

Digital Assets

Beginning in 2025, the Company began investing in digital assets consisting of Bitcoin, Ethereum, and Gas Station Network Token (commonly referred to as “ETH Gas Station”). Digital assets are cryptographic assets maintained on distributed ledger networks and are not issued or backed by any governmental authority. In accordance with ASU 2023-08, the Company measures these digital assets at fair value, with changes in fair value recognized in earnings in the period in which they occur.

The Company experienced the following activity as it is related to digital assets during the year ended December 31, 2025:

Balance, December 31, 2024	$-
Purchases of digital assets	704,812
Sales of digital assets	-
Net realized gains (losses)
Net unrealized gains (losses)	(15,879)
Balance, December 31, 2025	688,933

5.Notes Payable

Notes payable consists various real estate loans. The terms and outstanding balances of the respective loans at December 31, 2025 and 2024 are as follows:

Creditor:	Towne Bank
Issue Date:	March 12, 2021
Maturity Date:	April 29, 2029
Original Loan Amount:	$304,500
Periodic payment:	$1,824 per month (interest only)
Interest rate:	8.5% annual fixed rate
Balance at 12-31-2025:	$202,146
Balance at 12-31-2024:	$242,899

Creditor:	Valiant Builder Finance LLC
Issue Date:	June 3, 2025
Maturity Date:	March 3, 2026
Original Loan Amount:	$446,000
Periodic payment:	Monthly variable (interest only)
Interest rate:	Variable rate – Prime + 1.5%
Balance at 12-31-2025:	$446,000

Creditor:	Valiant Builder Finance LLC
Issue Date:	July 18, 2023
Maturity Date:	July 18, 2024
Original Loan Amount:	$233,430
Periodic payment:	Monthly variable (interest only)
Interest rate:	Variable rate – Prime + 1.5%
Balance at 12-31-2025:	$0
Balance at 12-31-2024:	$375,000

Creditor:	Valiant Builder Finance LLC
Issue Date:	November 3, 2023
Maturity Date:	August 3, 2024
Original Loan Amount:	$360,000
Periodic payment:	Monthly variable (interest only)
Interest rate:	Variable rate – Prime + 1.5%
Balance at 12-31-2025:	$0
Balance at 12-31-2024:	$336,880

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

Ok 5.Notes Payable (continued)

Creditor:	Patricia Midgett
Issue Date:	May 4, 2023
Maturity Date:	July 1, 2027
Original Loan Amount:	$103,000
Periodic payment:	$250 per month (interest only)
Interest rate:	6.0% annual fixed rate
Balance at 12-31-2025:	$50,000
Balance at 12-31-2024:	$103,000

Creditor:	Patricia Midgett
Issue Date:	October 6, 2023
Maturity Date:	July 1, 2027
Original Loan Amount:	$100,000
Periodic payment:	$583 per month (interest only)
Interest rate:	7.0% annual fixed rate
Balance at 12-31-2025:	$100,000
Balance at 12-31-2024:	$100,000

Creditor:	Patricia Midgett
Issue Date:	October 6, 2023
Maturity Date:	October 6, 2025
Original Loan Amount:	$115,000
Periodic payment:	$671 per month (interest only)
Interest rate:	7.0% annual fixed rate
Balance at 12-31-2025:	$0
Balance at 12-31-2024:	$115,000

Creditor:	Mark Robert (Related Party)
Issue Date:	October 21, 2020
Maturity Date:	October 21, 2030
Original Loan Amount:	$436,627
Periodic payment:	None – accrued interest and principal due at maturity
Interest rate:	5.0% annual fixed rate
Balance at 12-31-2025:	$195,487
Balance at 12-31-2024:	$195,487

During the years ended December 31, 2025 and 2024, the Company also entered into several deed of trust agreements to secure a loan facility of up to $1,000,000 with two different lenders. The Company, as grantor, pledged real estate as security for the loan. As of December 31, 2025, the Company has drawn $1,000,000 under this facility and repaid $500,000 during the year; the remaining $500,000 is outstanding with one lender and subject to the loan terms. As of December 31, 2024, $500,000 was drawn. The loan bears interest at 15% per annum, payable monthly at $6,250. Principal is due at maturity on August 9, 2026. The deed of trust grants the lender a security interest in the collateral. In the event of default, the trustee may pursue non-judicial foreclosure under state law.

Principal payments on the various notes over the next five years are due as follows:

2026	$946,000
2027	150,000
2028	-
2029	202,146
2030	195,487
$1,493,633

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

6.Bonds payable

In October 2024, the Company began offering bonds directly to the public. These bond offerings are exempt from registration under the Securities Act of 1933 pursuant to Section 3(b)(2) and Regulation A, including any related post-qualification amendments filed with the U.S. Securities and Exchange Commission (“SEC”). The bonds have a stated maturity date of ten years from the date of issuance.

However, the bonds are subject to a lockup period during which investors are not permitted to redeem their investment. Following the expiration of the lockup period, which generally ranges from one to three years, investors may request redemption subject to the terms of the applicable offering circular and the Company’s liquidity provisions.

The Company issues bonds in two formats:

Simple Interest Bonds

These bonds accrue interest at annual rates ranging from 8.00% to 10.00%. Interest is paid monthly, and the principal amount is payable upon redemption or at maturity.

Compound Interest Bonds

These bonds accrue interest at annual rates ranging from 8.00% to 10.00%, compounded monthly. Both principal and accrued interest are payable at redemption or maturity.

Liquidity and Redemption Risk Disclosure

Although the bonds have contractual maturities of ten years from issuance, investors may request redemption following the expiration of the applicable lockup period, which generally ranges from one to three years. Redemption requests are subject to the terms of the offering and the Company’s available liquidity. As a result, the timing of actual cash outflows related to bond principal may differ from the contractual maturity schedule presented above. Management monitors expected redemption activity and maintains liquidity through operating cash flows and other financing sources in order to meet potential redemption requests as they arise.

At December 31, 2025, aggregate principal balances on the bonds payable totaled $1,143,510.

The long-term debt with accrued interest related to these bonds consisted of the following:

Description	12-31-2025
Bonds payable	$1,189,994
Less: unamortized debt issuance costs	-
$1,189,994

Description	12-31-2024
Bonds payable	$137,000
Less: unamortized debt issuance costs	-
$137,000

Aggregate future principal payments required under the bonds payable as of December 31, 2025 are as follows:

2026	$-
2027	-
2028	-
2029	-
2030	-
Thereafter	1,143,510
$1,143,510

Robert Ventures Holdings LLC Notes to Consolidated Financial Statements - as of December 31, 2025 and 2024

7.Risk and Uncertainties

The management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation from its business. Certain events particular to the industry in which the Company invests, as well as general economic and political conditions or a new pandemic may have a significant negative impact on the Company’s operations and profitability. Additionally, the Company is subject to changing regulatory and tax environments. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted.

8.Going Concern

The accompanying consolidated financial statements are prepared on a going concern basis. The Company commenced operations approximately three years ago and, as such, has incurred and will incur significant additional costs before achieving significant revenue. Additionally, the Company’s liquid assets are minimal while its debt is significant. All these factors raise substantial doubt about the Company's ability to continue as a going concern for a period of twelve months from the issuance date of this report. Management has made plans to address this uncertainty by raising funds from refinancing existing debt and new debt issuance from a Regulation A offering currently in progress. However, there is no assurance that these plans will be successful and that they will be executed in a timely manner and on acceptable terms. The accompanying financial statements do not take into account any adjustments that might result from these uncertainties.

Item 8. Exhibits

Index to Exhibits

Exhibit No.	Exhibit Description
2.1	Certificate of Organization (1)
2.3	Operating Agreement (1)
3.1	Form of Bond (3)
4.1	Form of Bond Investor Agreement (for cash) (2)
6.1	BitGo Form Agreement (2)
6.2	Construction Management Agreement (2)
6.3	TowneBank Loan Agreement (3)
6.4	Patricia Midgett Loan Agreement (Lakeside/Shoals) (3)
6.5	Patricia Midgett Loan Agreement (Buccaneer Drive)
6.6	Valiant Builder Finance LLC Loan Agreement (Lot 4, Pony Pasture)
6.7	Master Software License
6.8	Stone Bay Holdings II, LLC Loan Agreement (Pony Lot 13) (4)

(1)Filed with Form 1-A on September 15, 2023, which is incorporated herein by reference.

(2)Filed with Form 1-A on February 7, 2024, which is incorporated herein by reference.

(3)Filed with Form 1-A on April 15, 2024, which is incorporated herein by reference.

(4)Filed with Form 1-A on August 16, 2024, which is incorporated herein by reference.

SIGNATURES

The Company has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida, on April 28, 2026.

Robert Ventures Holdings LLC

By:	/s/ Joseph Robert
Joseph Robert,
Manager of the Manager, Robert Ventures LLC

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Joseph Robert	Manager of the Manager, Robert Ventures LLC	April 28, 2026
Joseph Robert	(principal executive officer and principal financial and accounting officer)